Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 11, 2019, relating to the consolidated financial statements and financial statement schedule of NESCO Holdings I, Inc., which is incorporated by reference in the Current Report on Form 8-K of Nesco Holdings, Inc. filed on August 1, 2019, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Indianapolis, Indiana
November 12, 2019